NEWS FOR IMMEDIATE RELEASE
February 20, 2014

For Further Information Contact:
                                                                                     Paul M. Limbert,
President and
 Chief Executive Officer
                                                                                                   -or-
                                                                                     Robert H. Young,
Executive Vice President and
Chief Financial Officer
                                                                                     (304) 234-9000

                                                                                     Nasdaq Trading Symbol: WSBC

WesBanco Announces 10% Increase in Quarterly Cash Dividend Rate

Wheeling, WV. . .   WesBanco, Inc. (Nasdaq: WSBC) today announced that its Board of Directors had approved a 10% increase in the quarterly cash dividend to $0.22 per common share from the previous quarterly dividend of $0.20 per common share.  The higher dividend rate will be payable on April 1, 2014 to shareholders of record on March 14, 2014.  This is the seventh increase in the quarterly dividend rate over the past four years and represents a total 57.1% increase in WesBanco’s dividend over that time frame.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s strong earnings achieved in 2013, as well as WesBanco’s strong and improving capital and liquidity position. The new cash dividend represents an annualized cash dividend rate of $0.88 per common share. Based upon the present common stock price, the new dividend rate equates to a yield of approximately 3.3%.

WesBanco, Inc. is a multi-state bank holding company of $6.1 billion in total assets providing banking services through 120 locations and 105 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.